EXHIBIT 99.1

MCI ISSUES JULY 2003 MONTHLY OPERATING RESULTS

ASHBURN, Va., September 15, 2003 – MCI (WCOEQ, MCWEQ) today filed its July 2003 monthly operating report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of July, MCI recorded $2.116 billion in revenue versus $2.075 billion in June 2003. Revenue gains were driven primarily by an increase in long distance volume, an additional business day, the inclusion of revenue from wireless messaging services that had previously been included in discontinued operations and certain non-recurring items.

Operating income in July was $197 million versus $146 million in June. The increase in operating income was due primarily to the revenue gains described above as well as a decrease in selling, general and administrative expenses, offset by an increase in depreciation and amortization expenses which resulted primarily from the inclusion of the wireless messaging services business.

The Company had net income in July of $207 million compared to net income of $84 million in June. This increase was due to the increase in operating income and an increase in miscellaneous income, including $43 million in one-time gains and adjustments.

July reorganization items were $30 million versus $46 million in June. During the restructuring process, certain business activities will drive one-time costs that will be recognized in the month in which they were incurred. These expenses are expected to fluctuate from month-to-month as the Company implements its cost reduction plans.

In July, MCI recorded capital expenditures of $60 million. MCI ended July with $4.7 billion in cash on hand, an increase of approximately $100 million from the beginning of the month.

“We are encouraged by the steady progress we made in July,” said Bob Blakely, MCI chief financial officer. “By recently gaining the support of the overwhelming majority of our creditors for our Plan of Reorganization, we remain on track to emerge from Chapter 11.”

The financial results discussed in the July 2003 Monthly Operating Report exclude the results of Embratel. Until MCI completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on MCI’s Restructuring Information Desk at: http://global.mci.com/news/infodesk/.

Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, MCI believes that when it emerges from bankruptcy proceedings, its existing WorldCom and Intermedia preferred stock and WorldCom group and MCI group tracking stock issues will have no value.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization. The effective date will not occur until after the Bankruptcy Court confirms the Plan of Reorganization.

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